EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (October 20, 2008) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings of $1,130,000 or $.28 per share ($.28 diluted) for the quarter ended September 30, 2008, representing a $511,000 or 31% decrease, when compared to the $1,641,000 or $.42 per share ($.41 diluted) earned in the third quarter of 2007.  Current quarter earnings declined primarily for two reasons. First, the Company recognized an increase in the loan loss provision to support substantial loan growth. Second, net interest income decreased during the quarter as the yields on earnings assets declined more rapidly than rates paid on deposits. This was due in part to aggressive interest rate cuts by the Federal Reserve Bank to stimulate the struggling US economy.

For the first nine months of 2008, earnings were $3,624,000 or $.92 per share ($.91 diluted), representing a $1,413,000 or 28% decrease, when compared to $5,037,000 or $1.30 per share ($1.27 diluted) earned in the same period of 2007. The decrease in net income was primarily the result of an increase in loan loss provision. The current period provision and allowance were primarily increased to support strong growth in the Company’s loan portfolio and secondarily to replenish a previously disclosed loan loss. In contrast, during 2007 the Company recognized the positive financial impact of a one-time $839,000 pre-tax ($554,000 after-tax) recovery of loan losses that were incurred by PeoplesBank during 2002-2003. Due to the adequacy of the Company’s allowance for loan losses in 2007, the full amount of the recovery was recorded as a reduction to the loan loss provision at that time. On a comparable basis, net income for the nine month period ended September 30, 2008 decreased $859,000 or 19% below the same period in 2007 as adjusted ($5,037,000 reported 2007 earnings less $554,000 for the after-tax effect of the loan loss recovery).

2008 earnings were also constrained by net interest margin compression alluded to earlier, and increased operating expense, which resulted primarily from expansion of the Company’s banking franchise.  PeoplesBank recently opened a second full-service financial center in the Hanover Pennsylvania market, which followed the bank’s expansion, in January, to Hunt Valley, Maryland. A second Maryland banking office, located in the Bel Air area, is scheduled to open in November.

On September 30, 2008, total assets were approximately $650 million, representing a $60 million or 10% increase above September 30, 2007. Asset growth was driven primarily by a strong increase in business loans, followed by an increase in home equity loans. Loan growth was funded primarily by an increase in certificates of deposit generated from local markets. Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.

“In light of the economic challenges our nation is currently facing, our leadership team is confident that the business approach we have followed for the past 144 years will lead us to continued success in the future,” said Larry J. Miller, President and CEO. “We did not invest in subprime mortgages, nor did we invest in Fannie Mae or Freddie Mac stocks. Instead, we have focused on helping the individuals and businesses in our communities to save, borrow and plan for their futures, and we will continue to do so.”

In other news, on October 14, 2008, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $.12 per share, payable on or before November 11, 2008 to shareholders of record October 28, 2008.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 16 financial centers located throughout York County, Pennsylvania and in Hunt Valley, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Announcement should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income
(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest income	$9,165	$10,090	$27,439	$29,134
Interest expense	4,031	4,741	11,762	14,070
Net interest income	5,134	5,349	15,677	15,064
Provision(recovery) loan losses	353	(35)	1,413	(919)
Noninterest income	1,483	1,399	4,607	4,001
Gain(loss) on sale of securities	0	0	123	(7)
Gain on sale of mortgages	135	51	303	208
Noninterest expense	4,923	4,662	14,561	13,418
Income before income taxes	1,476	2,172	4,736	6,767
Income taxes	346	531	1,112	1,730
Net income	$1,130	$1,641	$3,624	$5,037
Basic earnings per share	$0.28	$0.42	$0.92	$1.30
Diluted earnings per share	$0.28	$0.41	$0.91	$1.27

Condensed Consolidated Statements of Financial Condition
(in thousands of dollars)

	September 30,	December 31,	September 30,
	2008	2007	2007
Cash and short term investments	$9,921	$39,053	$38,187
Investment securities	77,936	84,369	84,893
Loans	535,280	447,497	442,184
Allowance for loan losses	(4,359)	(3,434)	(3,048)
Premises and equipment, net	11,632	10,252	10,209
Other assets	19,279	16,870	17,328
Total assets	$649,689	$594,607	$589,753

Deposits	$552,891	$511,968	$498,292
Borrowed funds	42,191	30,660	40,944
Other liabilities	4,038	3,564	3,603
Shareholders’ equity	50,569	48,415	46,914
Total liabilities and shareholders' equity	$649,689	$594,607	$589,753

-- MORE --

Selected Financial Data

	Quarterly					Year-to-Date
	2008	2008	2008	2007	2007	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2008	2007
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$1,130	$971	$1,523	$1,337	$1,641	$3,624	$5,037
Basic earnings per share	$0.28	$0.25	$0.39	$0.34	$0.42	$0.92	$1.30
Diluted earnings per share	$0.28	$0.24	$0.38	$0.34	$0.41	$0.91	$1.27
Cash dividends per share	$0.120	$0.133	$0.133	$0.181	$0.129	$0.386	$0.374
Book value per share	$12.65	$12.44	$12.63	$12.33	$12.07	$12.65	$12.07
Average shares outstanding	3,986	3,947	3,928	3,922	3,875	3,953	3,868
Average diluted shares outstanding	4,002	3,990	3,979	3,982	3,963	3,988	3,961

Performance Ratios (%)
Return on average assets	0.70	0.63	1.02	0.91	1.12	0.78	1.18
Return on average equity	8.99	7.75	12.49	11.04	14.30	9.72	14.94
Return on average realized equity (2)	9.02	7.89	12.67	11.09	14.14	9.83	14.83
Net interest margin (3)	3.52	3.69	4.07	4.17	4.03	3.75	3.90
Efficiency ratio (4)	70.5	68.7	66.3	67.6	66.4	68.5	67.3

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (5)
average loans (5)	0.00	0.42	(0.01)	(0.02)	0.01	0.14	(0.15)
Allowance for losses to total loans	0.83	0.81	0.78	0.77	0.69	0.83	0.69
Nonperforming assets to total loans
and other real estate	1.93	1.84	2.24	2.25	1.02	1.93	1.02

Capital Ratios (%)
Average equity to average assets	7.83	8.12	8.13	8.24	7.86	8.02	7.86
Tier 1 leverage capital ratio	9.37	9.61	9.70	9.84	9.69	9.37	9.69
Tier 1 risk-based capital ratio	10.80	11.23	11.76	12.14	11.95	10.80	11.95
Total risk-based capital ratio	11.59	11.99	12.49	12.86	12.59	11.59	12.59

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) quarterly and year-to-date net loan charge-offs (recoveries) are annualized

-- END --